As filed with the Securities and Exchange Commission on April 20, 2023

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TELEFÓNICA, S.A.

(Exact Name of Registrant as Specified in its Charter)

The Kingdom of Spain (State or Other Jurisdiction of Incorporation or Organization)	Distrito Telefónica, Ronda de la Comunicación, s/n 28050 Madrid Spain +34 91 482 3733	Not Applicable (I.R.S. Employer Identification Number)

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

TELEFÓNICA EMISIONES, S.A.U.

(Exact Name of Registrant as Specified in its Charter)

The Kingdom of Spain (State or Other Jurisdiction of Incorporation or Organization)	Distrito Telefónica, Ronda de la Comunicación, s/n 28050 Madrid Spain +34 91 482 3733	Not Applicable (I.R.S. Employer Identification Number)

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Puglisi & Associates

850 Library Avenue, Suite 204

Newark, Delaware 19711

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copy to:

Michael J. Willisch

Ester del Valle Izquierdo

Davis Polk & Wardwell LLP

Paseo de la Castellana, 41

28046 Madrid

Spain

+34 91 768 9600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act .  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

PROSPECTUS

Shares of Telefónica, S.A.

Rights to subscribe for Shares of Telefónica, S.A.

Debt Securities of Telefónica Emisiones, S.A.U.,

which are fully and unconditionally guaranteed by Telefónica, S.A.

Telefónica, S.A. may offer from time to time ordinary registered shares with a par value of 1.00 euro each (each, a “Share”) including in the form of American Depositary Shares (“ADSs”), or rights to subscribe for Shares of Telefónica, S.A., in one or more offerings.

Telefónica Emisiones, S.A.U. may offer from time to time in one or more series Debt Securities (as defined herein), which are fully and unconditionally guaranteed by Telefónica, S.A.

This prospectus describes the general terms of these securities and the general manner in which Telefónica, S.A. and Telefónica Emisiones, S.A.U. may offer these securities. Telefónica, S.A. and/or Telefónica Emisiones, S.A.U. will provide the specific terms of the securities, and the specific manner in which they are offered, in one or more supplements to this prospectus. Such prospectus supplements may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and the information incorporated by reference in this prospectus that is described under the heading “Incorporation by Reference” before investing in our securities. The amount and price of the offered securities will be determined at the time of the offering.

The Shares of Telefónica, S.A. are currently listed on each of the Madrid, Barcelona, Bilbao and Valencia stock exchanges (the “Spanish Stock Exchanges”) and are quoted through the Automated Quotation System of the Spanish Stock Exchanges under the symbol “TEF”. The Shares of Telefónica, S.A. in the form of ADSs are listed on the New York Stock Exchange and the Lima (Peru) Stock Exchange. If Telefónica, S.A. and/or Telefónica Emisiones, S.A.U. decide to list any of the other securities that may be offered hereunder on a national stock exchange upon issuance, the applicable prospectus supplement to this prospectus will identify the exchange and the expected date for commencement of trading.

Investing in these securities involves risks. See “Risk Factors”.

Neither the United States Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Telefónica, S.A. and Telefónica Emisiones, S.A.U. may sell these securities on a continuous or delayed basis directly, through agents or underwriters as designated from time to time, or through a combination of these methods, and reserve the sole right to accept, and together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth any applicable commissions or discounts. The net proceeds from the sale of securities will also be set forth in the applicable prospectus supplement.

The date of this prospectus is April 20, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Telefónica, S.A. and Telefónica Emisiones, S.A.U. filed with the United States Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under the shelf registration process, Telefónica, S.A. and/or Telefónica Emisiones, S.A.U. may sell any combination of the securities described in this prospectus from time-to-time in the future in one or more offerings.

This prospectus provides you with a general description of the securities that can be offered. Each time the securities described herein are offered under this prospectus, Telefónica, S.A. and/or Telefónica Emisiones, S.A.U., as the case may be, will provide prospective investors with a prospectus supplement that will contain specific information about the terms of the securities. A prospectus supplement may also add to or update or change information contained in this prospectus. Accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in any prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described in “Where You Can Find More Information” and the information incorporated by reference that is described in “Incorporation by Reference”.

A prospectus supplement to be attached to the front of this prospectus will describe, among other matters, the terms of the offering, including the amount and detailed terms of the securities, the public offering price, net proceeds to us, the expenses of the offering, the terms of offers and sales outside of the United States, if any, the nature of the plan of distribution, the other specific terms related to such offering, and any U.S. federal income tax consequences and Spanish tax considerations applicable to the securities being offered.

In this prospectus and any prospectus supplements, “Telefónica Emisiones” and the “Issuer” refer to Telefónica Emisiones, S.A.U. and “Telefónica”, “Telefónica, S.A.”, the “Group”, the “Telefónica Group” and the “Guarantor” refer to Telefónica, S.A. and, where applicable, its consolidated subsidiaries, unless the context otherwise requires. We use the words “we”, “us” and “our” to refer to Telefónica Emisiones and/or Telefónica, as the context requires. We use the word “you” to refer to prospective investors in the securities. We use the term “Debt Securities” to refer collectively to any debt securities to be issued by Telefónica Emisiones and guaranteed by the Guarantor pursuant to this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information Telefónica files with, or furnishes to, the SEC, which means that we can and do disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that Telefónica files with, or furnishes to, the SEC in the future and that we incorporate by reference will automatically update and supersede the previously filed information. We incorporate by reference Telefónica’s annual report on Form 20-F for the year ended December 31, 2022 and filed with the SEC on February 23, 2023 (the “2022 Form 20-F”). The consolidated financial statements included in the 2022 Form 20-F have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

We also incorporate by reference in this prospectus all subsequent annual reports of Telefónica filed with the SEC on Form 20-F under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and those of Telefónica’s periodic reports submitted to the SEC on Form 6-K that we specifically identify in such form as being incorporated by reference in this prospectus after the date hereof and prior to the completion of an offering of securities under this prospectus. This prospectus is part of a registration statement filed with the SEC. See “Where You Can Find More Information”.

As you read the above documents, you may find inconsistencies in information from one document to another. If you find inconsistencies you should rely on the statements made in the most recent document.

You should rely only on the information incorporated by reference or provided in this prospectus and in any prospectus supplement. We have not authorized anyone else to provide you with different information. In particular, no dealer, salesperson or other person is authorized to give you any information or to represent anything not contained in this prospectus or that is incorporated by reference herein. This prospectus is an offer to sell or to buy only the securities referred to herein, but only under circumstances and in jurisdictions where it is lawful to do so. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

Telefónica files annual and periodic reports and other information with the SEC. You may read and copy any document that Telefónica files with, or furnishes to, the SEC over the Internet at the SEC’s website at http://www.sec.gov.

Telefónica makes available free of charge through Telefónica’s website, accessible at http://www.telefonica.com, certain of Telefónica’s reports and other information filed with or furnished to the SEC.

With the exception of the reports specifically incorporated by reference in this prospectus as set forth above, material contained on or accessible through Telefónica’s website is specifically not incorporated into this prospectus. See “Incorporation by Reference”.

You may also request a copy of Telefónica’s filings at no cost, by writing or calling Telefónica at the following addresses:

Telefónica, S.A.
Distrito Telefónica, Ronda de la Comunicación, s/n
28050 Madrid
Spain
Attention: Investor Relations
+34 91 482 8700

THE TELEFÓNICA GROUP

Telefónica, S.A. is a corporation duly organized and existing under the laws of the Kingdom of Spain, incorporated on April 19, 1924. The Telefónica Group:

•	is a diversified telecommunications group which provides a comprehensive range of services through one of the world’s largest and most modern telecommunications networks;

•	is focused on providing telecommunications services; and

•	operates principally in Europe and Latin America.

Telefónica, S.A.’s principal executive offices are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and its registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Its telephone number is +34 900 111 004.

TELEFÓNICA EMISIONES, S.A.U.

Telefónica Emisiones is a wholly-owned subsidiary of Telefónica, S.A. It was incorporated on November 29, 2004 as a company with unlimited duration and with limited liability and a sole shareholder under the laws of the Kingdom of Spain (sociedad anónima unipersonal). The share capital of Telefónica Emisiones is €62,000 divided into 62,000 ordinary shares of par value €1.00 each, all of them duly authorized, validly issued and fully paid and each of a single class. It is a financing vehicle for the Telefónica Group.

The principal executive offices of Telefónica Emisiones are located at Distrito Telefónica, Ronda de la Comunicación, s/n, 28050 Madrid, Spain, and its registered offices are located at Gran Vía, 28, 28013 Madrid, Spain. Its telephone number is +34 900 111 004.

RISK FACTORS

You should carefully consider the risk factors contained in the applicable prospectus supplement and in the documents incorporated by reference into this prospectus, including but not limited to, those risk factors in Item 3.D in the 2022 Form 20-F, in deciding whether to invest in the securities being offered pursuant to this prospectus. We may include further risk factors in subsequent reports on Form 20-F or Form 6-K incorporated into this prospectus. You should carefully consider all these risk factors in addition to the other information presented or incorporated by reference in this prospectus.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth the cash and cash equivalents and the capitalization and indebtedness of the Guarantor on a consolidated basis in accordance with IFRS as issued by the IASB at December 31, 2022. You should read this table in conjunction with “Item 5. Operating and Financial Review and Prospects” and our consolidated financial statements included in the 2022 Form 20-F incorporated by reference herein.

At December 31, 2022
(in millions of euros)
Cash and cash equivalents	7,245

Equity	31,708
Equity attributable to equityholders of the parent and other holders of equity instruments	25,088
Non-controlling interests	6,620
Outstanding indebtedness	39,079
Long-term debt	35,059
Short-term debt including current maturities	4,020

Total capitalization and indebtedness	70,787

Since December 31, 2022 there have not been any significant issuances of securities or other transactions affecting the capitalization of the Guarantor (on a consolidated basis), except for the following transactions:

•	Telefónica Emisiones, S.A.U. redeemed, on January 23, 2023, 1,277 million euros of its notes issued on January 22, 2013. These notes were guaranteed by Telefónica, S.A.;

•	Telefónica Europe, B.V. completed:

•

a new issue of hybrid instruments amounting to 1,000 million euros, guaranteed by Telefónica, S.A. An amount equal to the net proceeds of the issue of the securities will be subject to specific eligibility criteria to be applied to finance new or refinance existing projects, as detailed in Telefónica’s SDG Framework. The settlement took place on February 2, 2023; and

•

a tender offer for the following hybrid instruments: (i) any outstanding 1,250 million euros Undated 5.7 Year Non-Call Deeply Subordinated Guaranteed Fixed Rate Reset Securities (the “September 2023 Notes”) and (ii) any outstanding 1,000 million euros Undated 10 Year Non-Call Deeply Subordinated Guaranteed Fixed Rate Reset Securities (the “March 2024 Notes”), irrevocably guaranteed by Telefónica, S.A. Telefónica Europe, B.V. accepted the purchase in cash of the tendered securities for an aggregate principal amount, with respect to the September 2023 Notes, of 388 million euros, and an aggregate principal amount, with respect to the March 2024 Notes, of 612 million euros. The tender offer settled on February 3, 2023;

•

At Telefónica, S.A.’s general shareholders’ meeting held on March 31, 2023, our shareholders agreed the distribution of a dividend in cash charged to unrestricted reserves, by means of a payment of a fixed gross amount of 0.30 euros during 2023 payable in two tranches, for each existing Share, and carrying entitlement to this distribution on the following dates: (i) the first payment in cash of a gross amount of 0.15 euros per Share will be made on June 15, 2023; and (ii) the second payment in cash of a gross amount of 0.15 euros per Share will be made on December 14, 2023; and

•

Telefónica, S.A. registered in the Mercantile Registry of Madrid, on April 17, 2023, a share capital reduction in the amount of 24,779,409 euros, by means of the cancellation of 24,779,409 Shares held by Telefónica as treasury stock (representing approximately 0.43% of Telefónica’s share capital as of such date). This share capital reduction was charged against unrestricted reserves. As a result thereof, a specific reserve was created for an amount equivalent to the reduction in share capital (i.e., 24,779,409 euros).

DESCRIPTION OF TELEFÓNICA’S SHARES

Our shares are governed by our bylaws (Estatutos Sociales) and by Spanish law, among others, the Spanish Corporations Act (Ley de Sociedades de Capital), approved by Royal Legislative Decree 1/2010 of July 2, as amended (the “Spanish Corporations Act”), and the Spanish Securities Market and Financial Services Act (Ley 6/2023, de 17 de marzo, de los Mercados de Valores y de los Servicios de Inversión), as amended (the “Spanish Securities Market Act”), and by ancillary provisions further developing those pieces of legislation. Shareholders’ rights are principally governed by the Spanish Corporations Act, Telefónica’s bylaws and Telefónica’s regulations on the general shareholders’ meeting (Reglamento de la Junta General de Accionistas).

The following summary describes the material considerations concerning the capital stock of Telefónica and briefly describes the material provisions of Telefónica’s bylaws and relevant Spanish law. This summary does not include all the provisions of our bylaws nor of the Spanish laws mentioned herein and is qualified in its entirety by reference to the detailed provisions thereof.

A copy of Telefónica’s bylaws has been filed with the SEC as an exhibit to the registration statement of which this prospectus is a part.

General

As of April 20, 2023, our issued share capital consisted of 5,750,458,145 ordinary registered shares with a par value of 1.00 euro each (each, a “Share”) (5,775,237,554 Shares as of December 31, 2022). At the general shareholders’ meeting of March 31, 2023, our shareholders delegated to the Board of Directors the authority to reduce our share capital by the amount of 24,779,409 euros, by means of the cancellation of 24,779,409 Shares held by Telefónica as treasury stock (representing approximately 0.43% of Telefónica’s share capital as of such date). This reduction in Telefónica’s share capital was registered in the Mercantile Registry of Madrid on April 17, 2023. The share capital reduction was charged against unrestricted reserves. As a result thereof, a specific reserve was created for an amount equivalent to the reduction in share capital (i.e., 24,779,409 euros). In accordance with the applicable provisions of the Spanish Corporations Act, Telefónica’s creditors had no opposition rights in connection with the reduction in share capital.

Our shareholders delegated to the Board of Directors the authority to issue up to 2,596,065,843 new Shares (equal to half of Telefónica’s share capital on June 12, 2020, the date of the authorization). The Board of Directors is authorized to exclude preemptive rights, in whole or in part, pursuant to the applicable provisions of the Spanish Corporations Act. However, the power to exclude preemptive rights is limited to Shares amounting to up to 20% of the share capital on June 12, 2020, the date of the authorization. The Board’s authorization to issue new Shares expires on June 12, 2025.

Attendance and Voting at Shareholders’ Meetings

We hold our ordinary general shareholders’ meeting during the first six months of each financial year on a date fixed by the Board of Directors. An ordinary general shareholders’ meeting shall be valid even if it is called or held after this term has expired. Any general shareholders’ meeting that is not an ordinary general shareholders’ meeting shall be considered extraordinary. General shareholders’ meetings are called by our Board of Directors, and may also be called upon the request of shareholders representing solely or jointly at least 3% of our paid-in share capital.

Any notice to call an ordinary or extraordinary general shareholders’ meetings is published in one of the more widely circulated newspapers in Spain, on the website of the Spanish Securities and Exchange Commission (Comisión Nacional del Mercado de Valores (the “CNMV”)), and on our website in due time, pursuant to the Spanish Corporations Act, being on a general basis at least one month before the relevant meeting. Furthermore, the Board of Directors may publish such notices in other media, if deemed appropriate to ensure the public and effective dissemination of the notice to call the meeting.

In accordance with the Spanish Corporations Act the notice to call a general shareholders’ meeting, whether ordinary or extraordinary, shall include, inter alia, the agenda for the meeting, as proposed by our Board of Directors. In respect of ordinary shareholders’ meetings, shareholders representing solely or jointly at least 3% of our share capital may request that a supplement be published in addition to the notice to call an ordinary shareholders’ meeting, whereby one or more items are requested to be included on the agenda, provided that such new items are accompanied by a justification or, where appropriate, a reasoned motion. In addition, with respect to both ordinary and extraordinary shareholders’ meetings, such shareholders may also submit motions on items that are already on the agenda or which ought to be on the agenda for the scheduled meeting.

Our general shareholders’ meetings may be held through: (i) physical attendance; (ii) physical attendance with the possibility of attending remotely using electronic means; or (iii) to the extent permitted by the applicable law and when advisable, exclusively electronic means. For (ii) and (iii), shareholders’ attendance will be regulated by Telefónica’s bylaws, Telefónica’s regulations on the general shareholders’ meeting and the rules approved by the Board of Directors upon calling the meeting within the scope of its powers.

Each Share of Telefónica, S.A. entitles the holder to one vote. However, only registered holders of at least 300 Shares are entitled to attend a general shareholders’ meeting. Holders of a lesser number of Shares may grant a proxy in respect thereof to a shareholder having the right to attend (or in favor of any member of the Board), as well as group together with other shareholders in the same situation until reaching the required number of Shares, following which a proxy must be granted by the shareholders so grouped together to one of such shareholders. The grouping must be carried out specifically for each general shareholders’ meeting and be recorded in writing.

However, under our bylaws, the maximum number of votes that a shareholder may cast is capped at 10% of our total share capital with voting rights from time to time. In determining the maximum number of votes that each shareholder may cast, only the Shares held by such shareholder are counted, disregarding those that correspond to other shareholders who have appointed such shareholder as his or her proxy, in spite of applying the limit individually to each of the represented shareholders. This cap will also apply to the maximum number of votes that may be collectively or individually cast by two or more shareholder companies belonging to the same group of entities, as well as to the maximum number of votes that may be cast by an individual or corporate shareholder and the entity or entities that are shareholders themselves and which are directly or indirectly controlled by that individual or corporate shareholder. Moreover, in accordance with the Spanish Corporations Act, such cap would become ineffective where the bidder reaches, as a consequence of a tender offer, a percentage equal to or greater than 70% of the share capital carrying voting rights, unless the bidder (or those acting in concert with the bidder) is not subject to equivalent neutralization measures or has not adopted them.

In addition, according to Article 34 of Spanish Royal Decree-Law 6/2000 of June 23 on urgent measures to improve competition in the goods and services markets, individuals and legal entities directly and indirectly holding more than 3% of the total share capital or voting rights of two or more principal operator companies in Spain in, among other markets, the fixed-line and mobile-line telephony markets, may not exercise their voting rights in excess of 3% of the total in more than one company, except with the prior authorization of the Spanish National Markets and Competition Commission (Comisión Nacional de los Mercados y la Competencia (the “CNMC”)). Principal operators are defined as one of the five operators with the largest market share in the corresponding market (“Principal Operators”). In addition, no individual or legal entity is allowed to appoint, directly or indirectly, members of the management body of more than one Principal Operator in, among others, the fixed-line or mobile-line telephony markets, except with the prior authorization of the CNMC. Additionally, individuals or legal entities considered Principal Operators are not allowed to exercise more than 3% of the voting rights of another Principal Operator nor to appoint, directly or indirectly, members of the management body of any Principal Operator, except, in both cases, with the prior authorization of the CNMC. Telefónica is considered a Principal Operator for the purposes of Article 34 of Royal Decree-Law 6/2000 of June 23 in the Spanish fixed-line and mobile-line telephony markets.

Shareholders’ voting rights may be exercised by proxy. Proxies may be given to any person, whether or not a shareholder. The proxies may be granted in writing or electronically and are valid only for a single meeting, unless the proxy-holder is the granting shareholder’s spouse, ascendant or descendant, or holds a general power of attorney granted in a public instrument with powers to manage all of the assets held by the shareholder granting the proxy in Spain. Additionally, the Spanish Corporations Act allows for the public solicitation of proxies by Telefónica (through our directors) or by any shareholder. If representation is granted following a public request, the proxy holder cannot vote on those items of the agenda in respect of which a conflict of interest exists, unless the relevant shareholder has given specific voting instructions; another proxy holder may be appointed to vote on the conflicted items.

Under the Deposit Agreement (as defined herein), relating to our ADSs, the Depositary (as defined herein) accepts voting instructions from holders of ADSs. The Depositary executes such instructions to the extent permitted by law and by the terms governing the Shares and ADSs. The Depositary or its nominee, as the case may be, will be entitled to vote by proxy the Shares underlying the relevant ADSs. For additional information, see “Description of American Depositary Shares”.

Only shareholders of record whose ownership is duly recorded five days prior to the day on which a general shareholders’ meeting is scheduled to be held may attend and vote at the meeting. Therefore, ultimate beneficial owners that are not shareholders of record do not have the right to attend general shareholders’ meetings unless the relevant intermediary grants to them the relevant proxies.

According to the Spanish Corporations Act, the general shareholders’ meeting will be quorate on first call if the shareholders present, in person or by proxy, hold at least 25% of the subscribed share capital carrying voting rights. On second call, the meeting will be quorate regardless of the capital in attendance.

However, if the agenda of the meeting includes resolutions on the amendment of the bylaws, including an increase or reduction of share capital, the transformation, merger, split-off, the en bloc assignment of assets and liabilities, the migration of the registered office abroad, the issuance of debentures or the exclusion or limitation of preemptive rights, the required quorum on first call must be met by the attendance of shareholders representing at least 50% of the subscribed share capital carrying voting rights (each a “Special Resolution”). On second call, the attendance of 25% of the subscribed share capital carrying voting rights will suffice.

As a general rule, resolutions at the general shareholders’ meeting will be passed by a simple majority of votes cast at such meeting (i.e., provided that the votes “for” outnumber the votes “against” the relevant resolution).

In contrast, in order to approve any Special Resolution, if the capital present or represented at the general shareholders’ meeting exceeds 50% of the subscribed share capital carrying voting rights, the favorable vote of the absolute majority (that is, if the votes in favor exceed 50% of the votes corresponding to capital present and represented at the shareholders’ meeting) will be required. If, on second call, shareholders representing 25% or more of the subscribed share capital carrying voting rights are present or represented but fail to reach the 50% threshold, the favorable vote of at least two-thirds of the share capital present or represented at the meeting will be required. In any case, as stated above, according to our bylaws and in any case subject to applicable law, no shareholder may cast a number of votes in excess of 10% of the total voting capital existing at any time, regardless of the number of shares held by such shareholder.

Preemptive Rights

Pursuant to the Spanish Corporations Act, shareholders have preemptive rights to subscribe for any new Shares in capital increases with issuances of new Shares with a charge to monetary contributions and in issuances of debentures convertible into Shares. Such rights may be excluded (partially or totally) under special circumstances by virtue of a resolution passed at a general shareholders’ meeting in accordance with Articles 308, 504 and 506 of the Spanish Corporations Act, or by the Board of Directors, if previously authorized at a general shareholders’ meeting in accordance with Article 506 of the Spanish Corporations Act (for capital increases) and Articles 417 and 511 (for issuances of debentures convertible into Shares). Such preemptive rights will not be available in the event of an increase in capital to meet the requirements of a convertible bond issue or a merger or demerger of another entity into Telefónica or of all or part of the assets split from another company, in which Shares are issued as consideration or, in general, when the increase is carried out as consideration in exchange for non-cash contributions. Such rights are transferable, may be traded on the Automated Quotation System and may be of value to existing shareholders because new Shares may be offered for subscription at prices lower than prevailing market prices.

Form and Transfer

Shares are in book-entry form (anotaciones en cuenta) and are indivisible. Joint holders of Shares must nominate one person to exercise their rights as shareholders, but are jointly and severally liable for all obligations arising from their status as shareholders. The entity Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (“Iberclear”), which manages the clearance and settlement system of the Spanish Stock Exchanges, maintains the central registry of Shares reflecting the number of Shares held by each of its participant entities (entidades participantes) as well as the number of such Shares held by registered legal owners. Each participant entity in turn maintains a register of the owners of such Shares.

Transfers of Telefónica’s Shares quoted on the Spanish Stock Exchanges must be made by book-entry registry or delivery of evidence of title to the buyer through, or with the participation of, a member of the Spanish Stock Exchanges that is an authorized broker or dealer. Transfers of Telefónica’s Shares may also be subject to certain fees and expenses.

There are no restrictions with respect to the transfer of our Shares under Spanish law or our bylaws.

Reporting Requirements

According to Royal Decree 1362/2007 of October 19 on the disclosure of significant stakes in listed companies (“Royal Decree 1362/2007”), which was modified by Royal Decree 878/2015 of October 2, which regulates, inter alia, the registration, clearing and settlement of securities represented by book-entries and transparency requirements for issuers of securities admitted to trading (“Royal Decree 878/2015”), the acquisition or transfer of Shares of Telefónica must be reported within four trading days of the acquisition or transfer to Telefónica and the CNMV, where:

•

in the case of an acquisition, the acquisition results in a person or group holding, directly or indirectly through a controlled entity, a number of voting rights in Telefónica that reaches or surpasses 3% (or 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90%) of Telefónica’s total number of voting rights; or

•

in the case of a transfer, the transfer reduces the number of voting rights held by a person or group, directly or indirectly through a controlled entity, below a threshold of 3% (or 5%, 10%, 15%, 20%, 25%, 30%, 35%, 40%, 45%, 50%, 60%, 70%, 75%, 80% or 90%) of Telefónica’s total number of voting rights.

Royal Decree 878/2015 established a new approach for calculating whether these thresholds are reached, surpassed or fell short which requires adding the voting rights corresponding to shares and financial instruments. Royal Decree 878/2015 also expanded the definition of financial instruments which should be reported, including financial instruments having a similar economic effect as the shares of a company, whether the instruments are cash or physically settled, including convertible securities, options, forwards, futures, swaps, contracts for differences (CFDs) or any other type of instrument which grants the holder the right to acquire shares or a right to receive an equivalent cash settlement amount. Additionally, Royal Decree 878/2015 amended, among others, the calculation rules of the voting rights attributable to a financial instrument, which shall be calculated on a daily basis.

The reporting requirements referred to above apply not only to the acquisition or transfer of Shares, but also when, without an acquisition or transfer of Shares, the proportion of voting rights of an individual or legal entity reaches, exceeds or falls below the threshold that triggers the obligation to report as a consequence of a change in the total number of voting rights of Telefónica on the basis of the information reported to the CNMV and disclosed by it, in accordance with Royal Decree 878/2015.

Regardless of the ultimate beneficial ownership of the Shares, any individual or legal entity with a right to acquire, transfer or exercise voting rights granted by the Shares, and any individual or legal entity who owns, acquires or transfers, whether directly or indirectly, other securities or financial instruments which grant a right to acquire Shares (such as transferable securities, options, futures, swaps, forwards and other derivative contracts), will also have an obligation to notify Telefónica and the CNMV of the holding of a significant stake in accordance with the above-mentioned regulations.

Stricter disclosure obligations apply if the person obligated to disclose has residency in a country considered a tax haven by the Spanish authorities, a zero-taxation country or a country or territory that does not share information with the Spanish authorities (a non-cooperative jurisdiction), in which cases the initial threshold for disclosure is reduced to 1% (and successive multiples of 1%).

Pursuant to Regulation (EU) No 596/2014 of the European Parliament and of the Council of April 16, 2014 on market abuse, which repeals Directive 2003/6/EC of the European Parliament and of the Council and Commission Directives 2003/124/EC, 2003/125/EC and 2004/72/EC, (the “Market Abuse Regulation”), persons discharging managerial responsibilities, as well as persons closely associated with them, shall notify Telefónica and the CNMV of every transaction conducted on their own account relating to our Shares or debt instruments or to derivatives or other financial instruments linked thereto.

According to the Market Abuse Regulation a “person discharging managerial responsibilities” means a person within an issuer, who is: (i) a member of the administrative, management or supervisory body of that entity; or (ii) a senior executive who is not a member of the bodies referred to in (i), who has regular access to inside information relating directly or indirectly to that entity and power to take managerial decisions affecting the future developments and business prospects of that entity.

In addition, in accordance with Article 230 of the Spanish Securities Market Act, the obligation to notify the transactions will arise when, within a calendar year, the sum of all transactions without offsets reaches 20,000 euros. From that first communication, persons discharging managerial responsibilities and the persons closely associated with them must notify each and every subsequent transaction.

As stated above, disclosure obligations are primarily regulated by Royal Decree 1362/2007 (as amended), by the Market Abuse Regulation and by the Spanish Securities Market Act, which establish a detailed set of rules on this legal framework (including, inter alia, rules determining the persons subject to disclosure obligations, the different types of situations triggering disclosure and the corresponding exceptions, specific attribution and aggregation rules, the deadlines to notify the transactions, triggering disclosure obligations and incorporation of notices submitted to the CNMV’s public registry).

Disclosure of Net Short Positions

In accordance with Regulation (EU) No. 236/2012 of the European Parliament and of the European Council (“Regulation 236/2012”) as regards the adjustment of the relevant threshold for the notification of significant net short positions in shares, as amended by the Commission Delegated Regulation (EU) 2022/27 of September 27, 2021 (which entered into force on January 31, 2022), net short positions on shares listed on the Spanish Stock Exchanges (such as the Shares) equal to, or in excess of, 0.1% of the relevant issuer’s share capital and each 0.1% above that, are required to be disclosed to the CNMV by no later than the first trading day following the transaction. If the net short position reaches 0.5%, and also at every 0.1% above that, the CNMV will disclose the net short position to the public.

Notification is mandatory even if the same position has been already notified to the CNMV in compliance with reporting requirements previously in force in Spain.

The information to be disclosed is set out in Table 1 of Annex I of Delegated Regulation (EU) 826/2012, according to the format approved as Annex II thereof. The information will be published, where appropriate, on a web page operated or supervised by the corresponding authority.

Moreover, pursuant to Regulation 236/2012, where the CNMV considers that (i) there are adverse events or developments that constitute a serious threat to financial stability or to market confidence (serious financial, monetary or budgetary problems, which may lead to financial instability, unusual volatility causing significant downward spirals in any financial instrument, etc.); and (ii) the measure is necessary and will not be disproportionately detrimental to the efficiency of financial markets in view of the advantages sought, it may, following consultation with the European Securities and Market Authority (“ESMA”), take any one or more of the following measures:

•

impose additional notification obligations by either (a) reducing the thresholds for the notification of net short positions in relation to one or several specific financial instruments; and/or (b) requesting the parties involved in the lending of a specific financial instrument to notify any change in the fees requested for such lending; and

•	restrict short selling activity by either prohibiting or imposing conditions on short selling.

In addition, according to Regulation 236/2012, where the price of a financial instrument has fallen significantly during a single day in relation to the closing price on the previous trading day (10% or more in the case of a liquid share), the CNMV may prohibit or restrict short selling of financial instruments for a period not exceeding the end of the trading day following the trading day on which the fall in price occurs.

Finally, Regulation 236/2012 also vests powers to ESMA in order to take measures similar to the ones described above in exceptional circumstances, when the purpose of these measures is to deal with a threat affecting several EU member states and the competent authorities of these member states have not taken adequate measures to address it.

Shareholder Agreements

Article 531 et seq. of the Spanish Corporations Act require parties to disclose those shareholders’ agreements in respect of Spanish listed companies (such as Telefónica) that affect the exercise of voting rights at a general shareholders’ meeting or contain restrictions or conditions on the transferability of shares or bonds that are convertible or exchangeable into shares. If any shareholders enter into such agreements with respect to Telefónica’s Shares, they must disclose the execution, amendment or extension of such agreements to Telefónica and the CNMV (together with the relevant clauses of said agreements) and file such agreements with the appropriate Commercial Registry. Failure to comply with these disclosure obligations renders any such shareholders’ agreement unenforceable and constitutes a violation of the Spanish Securities Market Act.

Related-Party Transactions with Significant Shareholders

The Spanish Corporations Act establishes a regime for the approval and disclosure of transactions with related parties, including, inter alia, significant shareholders (for these purposes, shareholders holding 10% or more of Telefónica’s voting rights or that are represented at Telefónica’s Board of Directors).

As a general rule, related-party transactions are approved by Telefónica’s Board of Directors, save for those transactions the value of which equals to or exceeds 10% or more of Telefónica’s assets on a consolidated level, which need to be approved by the general shareholders’ meeting.

Telefónica is subject to certain disclosure obligations with regard to certain related-party transactions above the thresholds established by the law.

Acquisition of Own Shares

Pursuant to Spanish corporate law, we may only repurchase our own Shares within certain limits and in compliance with the following requirements:

•

the repurchase must be authorized by the general shareholders’ meeting by a resolution establishing the maximum number of Shares to be acquired, the minimum and maximum acquisition price and the duration of the authorization, which may not exceed five years from the date of the resolution; and

•

the repurchase, including any Shares already held by us or a person acting on our behalf, must not bring our net worth (patrimonio neto) below the aggregate amount of our share capital and legal and other restricted reserves.

For these purposes, net worth means the amount resulting from the application of the criteria used to draw up the financial statements, subtracting the amount of profits directly imputed to that net worth, and adding the amount of share capital subscribed but not called and the share capital par and issue premiums recorded in our accounts as liabilities. In addition:

•

the aggregate par value of the Shares directly or indirectly repurchased, together with the aggregate par value of the Shares already held by us and our subsidiaries, must not exceed 10% of our share capital; and

•	the Shares repurchased must be fully paid and must be free of ancillary contributions (prestaciones accesorias).

Voting rights attached to treasury shares held directly or indirectly will be suspended. Economic rights (e.g., the right to receive dividends and other distributions and liquidation rights) attached to treasury shares directly held will accrue proportionately to all of the remaining Shares owned by our shareholders, with exclusion of the right to receive bonus Shares. Treasury shares are counted for the purpose of establishing the quorum for shareholders’ meetings and majority voting requirements to pass resolutions at shareholders’ meetings.

The repurchase of Shares can benefit from certain exemptions under the Market Abuse Regulation (i.e., without being subject to the prohibitions of market manipulation and inside trading), if said repurchase is implemented through a share buyback program.

A share buyback program must comply with the requirements established under Article 5 of the Market Abuse Regulation and the sole purpose of the buyback program must be to reduce the share capital of Telefónica (in value or in number of Shares) or to meet obligations arising from either of the following:

•	debt financial instruments exchangeable into equity instruments; or

•	employee share option programs or other allocations of Shares to employees of Telefónica or an affiliate.

CNMV Circular 1/2017, dated April 26, on liquidity contracts entered into by issuers with financial institutions for the management of its treasury shares (“Circular 1/2017”), as amended by CNMV Circular 2/2019, dated November 27, governs the disclosure requirements for issuers and the rules of conduct to be followed by financial intermediaries when trading under a liquidity agreement for these trades to benefit from the safe harbor provided by such Circular 1/2017 and qualify as an accepted market practice for the purposes of market abuse regulations.

If an acquisition or series of acquisitions of Shares of Telefónica reaches or exceeds or causes Telefónica’s and its affiliates’ holdings to reach or exceed 1% of Telefónica’s voting Shares, Telefónica must notify its final holding of treasury stock to the CNMV. If such threshold is reached as a result of a series of acquisitions, such reporting obligation will only arise after the closing of the acquisition which, taken together with all acquisitions made since the last of any such notifications, causes the Telefónica’s and its affiliates holdings to exceed, 1% of Telefónica’s voting Shares. Sales and other dispositions of Telefónica’s treasury stock will not be deducted in the calculation of such threshold. This requirement also applies if the stock is acquired by a majority-owned subsidiary of Telefónica.

Moreover, pursuant to Spanish corporate law, the audited financial statements of a company must include a reference regarding any treasury shares.

As of the date of this prospectus, we held 71,495,137 Shares of treasury stock, representing 1.24329% of our share capital. At December 31, 2022, we held 85,217,621 Shares of treasury stock, representing 1.47600% of our share capital.

At our general shareholders’ meeting held on March 31, 2023, our shareholders authorized the Board of Directors to acquire Shares for a period five years from the date of such meeting. Pursuant to the authorization, the aggregate par value of our Shares held by us or any of our subsidiaries cannot exceed the limit established by applicable laws (which is, as of the date of this prospectus, 10% of our outstanding capital). The prior authorization granted at the general shareholders’ meeting held on June 8, 2018 was rescinded to the extent not used.

Change of Control Provisions

Certain antitrust regulations may delay, defer or prevent a change of control of Telefónica or any of its subsidiaries in the event of a merger, acquisition or corporate restructuring. In Spain, the application of both Spanish and European antitrust regulations requires that prior notice of domestic or cross-border merger transactions be given in order to obtain a “non-opposition” ruling from antitrust authorities.

Tender Offers

Tender offers are governed in Spain by the Spanish Securities Market Act and Royal Decree 1066/2007, of July 27, on tender offers. Tender offers in Spain may qualify as either mandatory or voluntary offers.

Mandatory tender offers must be launched for all the shares of the target company or other securities that might directly or indirectly give the right to subscription thereto or acquisition thereof (including convertible and exchangeable bonds) at an equitable price and not subject to any conditions, when any person acquires control of a Spanish company listed on any of the Spanish Stock Exchanges, whether such control is obtained:

•	by means of the acquisition of shares or other securities that directly or indirectly give voting rights in such company;

•	through agreements with shareholders or other holders of said securities; or

•

as a result of other situations of equivalent effect as provided in the applicable regulations (i.e., indirect control acquired through mergers, share capital decreases, target’s treasury stock variations or securities exchange or conversion, etc.).

A person is deemed to have obtained the control of a target company, individually or jointly with concerted parties, whenever:

•	it acquires, directly or indirectly, a percentage of voting rights equal to or greater than 30%; or

•

it has acquired a percentage of less than 30% of the voting rights and appoints, in the 24 months following the date of acquisition of said percentage, a number of directors that, together with those already appointed, if any, represent more than one-half of the members of the target company’s board of directors. Applicable regulations also set forth certain situations where directors are deemed to have been appointed by the bidder or persons acting in concert therewith unless evidence to the contrary is provided.

Notwithstanding the above, Spanish applicable regulations establish certain exceptional situations where control is obtained but no mandatory tender offer is required, including, among others:

•	subject to the CNMV’s approval,

•

acquisitions or other transactions resulting from the conversion or capitalization of credits into shares of listed companies, the financial feasibility of which is subject to serious and imminent danger, even if the company is not undergoing bankruptcy proceedings, provided that such transactions are intended to ensure the company’s financial recovery in the long term; however, the CNMV’s approval will not be required if the conversion or capitalization of credits is effected following a restructuring plan sanctioned by a judge with the intervention of an independent expert; or

•

in the event of a merger, provided that those acquiring control did not vote in favor of the merger at the relevant general shareholders’ meeting of the offeree company and provided also that it can be shown that the primary purpose of the transaction is not the takeover but an industrial or corporate purpose; and

•

when control has been obtained after a voluntary bid for all of the securities, if either the bid has been made at an equitable price or has been accepted by holders of securities representing at least 50% of the voting rights to which the bid was directed.

For the purposes of calculating the percentages of voting rights acquired, the applicable regulations establish the following rules:

•

percentages of voting rights corresponding to (i) companies belonging to the same group of the bidder; (ii) members of the board of directors of the bidder or of companies of its group; (iii) persons acting for the account of or in concert with the bidder (a concert party shall be deemed to exist when two or more persons collaborate under an agreement, be it express or implied, oral or written, in order to obtain control of the offeree company); (iv) voting rights exercised freely and over an extended period by the bidder under proxy granted by the actual holders or owners of such rights in the absence of specific instructions with respect thereto; and (v) shares held by a nominee, such nominee being understood as a third party whom the bidder totally or partially covers against the risks inherent in acquisitions or transfers of the shares or the possession thereof, will be deemed to be held by the bidder (including the voting rights attaching to shares that constitute the underlying asset or the subject matter of financial contracts or swaps when such contracts or swaps cover, in whole or in part, against the risks inherent in ownership of the securities and have, as a result, an effect similar to that of holding shares through a nominee);

•

both the voting rights arising from the ownership of shares and those attributed pursuant to an usufruct, a pledge or any other title of a contractual nature will be counted towards establishing the number of voting rights held;

•

the percentage of voting rights shall be calculated based on the entire number of shares carrying voting rights, even if the exercise of such rights has been suspended; voting rights attached to treasury shares shall be excluded; and non-voting shares shall be taken into consideration only when they carry voting rights pursuant to applicable law; and

•

acquisitions of securities or other financial instruments giving the right to the subscription, conversion, exchange or acquisition of shares which carry voting rights will not result in the obligation to launch a tender offer either until such subscription, conversion, exchange or acquisition occurs.

Notwithstanding the foregoing, upon the terms established in the applicable regulations, the CNMV will conditionally dispense with the obligation to launch a mandatory bid when another person or entity, individually or jointly in concert, directly or indirectly holds an equal or greater voting percentage than the potential bidder in the target company.

The price of the mandatory tender offer is deemed equitable when it is at least equal to the highest price paid or agreed by the bidder or by any person acting in concert therewith for the same securities during the 12 months prior to the announcement of the tender offer. When the mandatory tender offer must be made without the bidder having previously acquired the shares over the above-mentioned 12-month period, the equitable price shall not be less than the price calculated in accordance with other rules set forth in the regulations. In any case, the CNMV may change the price so calculated in certain circumstances (extraordinary events affecting the price, evidence of market manipulation, etc.).

Mandatory offers must be launched within one month from the acquisition of the control of the target company.

Voluntary tender offers may be launched when a mandatory offer is not required. Voluntary offers are subject to the same rules established for mandatory offers except for the following:

•

they may be subject to certain conditions (such as amendments to the bylaws or adoption of certain resolutions by the target company, acceptance of the offer by a minimum number of securities, approval of the offer by the shareholders’ meeting of the bidder and any other deemed by the CNMV to be in accordance with law), provided that such conditions can be met before the end of the acceptance period of the offer; and

•

they may be launched at any price, regardless of whether it is lower than the above-mentioned “equitable price”. However, if they are not launched at an equitable price and if the tender offer shares representing at least 50% of the voting rights are tendered in the offer (excluding voting rights already held by the bidder and those belonging to shareholders who entered into an agreement with the bidder regarding the tender offer), the bidder may become obliged to launch a mandatory tender offer.

In any case, pursuant to the Spanish Securities Market Act, the price in a voluntary tender offer must be the higher of (i) the equitable price and (ii) the price resulting from an independent valuation report, and must at least consist of cash as an alternative if certain circumstances have occurred during the two years prior to the announcement of the offer (basically, the trading price for the shares being affected by price manipulation practices, market or share prices being affected by natural disasters, force majeure, or other exceptional events, or the target company being subject to expropriation or confiscation resulting in a significant impairment of the company’s real value).

Spanish applicable regulations on tender offers set forth further provisions, including:

•

subject to shareholder approval within 18 months from the date of announcement of the tender offer, the board of directors of a target company will be exempt from the rule prohibiting frustrating action against a foreign bidder whose board of directors is not subject to an equivalent passivity rule;

•

defensive measures included in a listed company’s bylaws and transfer and voting restrictions included in agreements among a listed company’s shareholders will remain in place whenever the company is the target of a tender offer, unless the shareholders resolve otherwise (in which case any shareholders whose rights are diluted or otherwise adversely affected will be entitled to compensation at the target company’s expense); and

•

squeeze-out and sell-out rights will apply provided that following a tender offer for all the target’s share capital, the bidder holds securities representing at least 90% of the target company’s voting capital and the tender offer has been accepted by the holders of securities representing at least 90% of the voting rights other than those held by or attributable to the bidder previously to the offer.

Foreign Investment and Exchange Control Regulations

Restrictions on Foreign Investment

Exchange controls and foreign investments are regulated under Law 19/2003, of July 4 (“Law 19/2003”), as amended pursuant to Royal Decree-Law 8/2020, of March 17, Royal Decree-Law 11/2020, of March 31 and Royal Decree-Law 34/2020, of November 17 (as amended by Royal-Decree Law 12/2021, of June 24; Royal-Decree Law 27/2021 of November 23; and Royal-Decree Law 20/2022 of December 27).

Foreign investments are generally liberalized unless they fall within the scope of article 7 bis of Law 19/2003, enacted in March 2020 through Royal Decree-Law 8/2020, or—only with respect to investments in the defense sector—article 11 of Royal Decree 664/1999, of April 23 (“Royal Decree 664/1999”) and Regulation (EU) 2019/452.

Screening Mechanism

Article 7 bis of Law 19/2003 establishes a screening mechanism for certain investments made by non-EU and non-EFTA residents, based on public order, public health and public security reasons (the “Screening Mechanism”). The Screening Mechanism aligns part of the Spanish foreign investment legal framework with Regulation (EU) 2019/452 of March 19, 2019 establishing a framework for the screening of foreign direct investments into the European Union. Certain provisions of Regulation (EU) 2019/452—such as the list of sectors affecting public order and public security or the definition of state-owned enterprises and other similar investors—are mirrored in the regulations establishing the Screening Mechanism.

The Screening Mechanism can be summarized as follows:

•

Under the ordinary procedure, prior authorization from the Spanish Council of Ministers (Consejo de Ministros) is required to close foreign direct investments subject to it. The legal term to issue a decision is six months.

•

On a transitional basis,, a fast-track 30-business-day procedure, whose resolution is to be issued by a lower-tier authority (the General Directorate for International Trade and Investments—Dirección General de Comercio Internacional e Inversiones), applies for investments above or equal to 1 million euros but below 5 million euros. Investments below 1 million euros are not subject to the Screening Mechanism.

•

Under both the ordinary and fast-track procedures, the investment will be deemed unauthorized if the relevant authority does not respond to the authorization request within the corresponding legal term.

For the purposes of the Screening Mechanism, the following persons are deemed to be “foreign investors”:

•	non-EU and non-EFTA residents; and

•

EU or EFTA residents beneficially owned by non-EU or non-EFTA residents. This occurs when non-EU or non-EFTA residents ultimately possess or control, directly or indirectly, more than 25% of the share capital or voting rights of the investor, or otherwise exercise control, directly or indirectly, over the investor.

In addition, effective November 19, 2020 and until December 31, 2024, the following persons will also be deemed to be “foreign investors”, provided they invest in listed companies or the investment value exceeds 500 million euros:

•	EU and EFTA residents in countries other than Spain, and

•

Spanish residents beneficially owned by EU or EFTA residents in countries other than Spain, that is, those in which a EU or EFTA resident other than in Spain ultimately owns or controls more than 25% of the share capital or voting rights of, or otherwise exercises control over, the Spanish resident.

Foreign direct investments (“FDI”) are:

•	investments that result in a foreign investor reaching a stake of at least 10% of the share capital of a Spanish company; and

•

any corporate transaction, business action or legal transaction which enables effective participation in the management or control of a Spanish company or of a whole part or branch of activity of a Spanish company.

Not all foreign direct investments are subject to the Screening Mechanism. Investors are subject to the Screening Mechanism only if they qualify as FDI and the investment is made in one of the critical sectors or—only where the investor is a Non-UE or non-EFTA investor—by investors that meet certain subjective criteria regardless of the business of the target.

FDI in the following sectors are subject to the Screening Mechanism:

•

Critical infrastructure, whether physical or virtual, including energy, transport, water, health, communications, media, data processing or storage, aerospace, defense, electoral or financial infrastructure, and sensitive facilities, as well as land and real estate crucial for the use of such infrastructure.

•

Critical technologies and dual use items as defined in point 1 of Article 2 of Council Regulation (EC) No 428/2009, key technologies for industrial leadership and training, technologies developed under programs and projects of particular interest for Spain, including telecommunications, artificial intelligence, robotics, semiconductors, cybersecurity, aerospace, defense, energy storage, quantum and nuclear technologies as well as nanotechnologies and biotechnologies, advanced materials and advanced manufacturing systems.

•	Supply of critical inputs, including energy or raw materials, strategic connectivity services, and food security.

•	Sectors with access to sensitive information, including personal data, or the ability to control such information.

•	Media.

•	Other sectors designated by the Spanish government from time to time that may affect public security, order or health.

We are engaged in activities that are included in one or more sectors listed above. As such, FDI in Telefónica may be subject to the Screening Mechanism if the conditions described in this section are satisfied.

FDI by the following non-EU and non-EFTA investors are also subject to the Screening Mechanism, regardless of the business of the target:

•

Investors directly or indirectly controlled by a non-EU and non-EFTA government, including state bodies, armed forces or sovereign wealth funds; the possibility of exercising decisive influence as a result of an agreement or through the ownership of shares or interests in another person (directly or indirectly) is deemed to constitute “control” for these purposes.

•	Investors that have already made an investment affecting national security, public order or public health in another EU Member State, including an investment in any of the above-mentioned sectors.

•	If there is a serious risk that the investor engages in illegal or criminal activities affecting national security, public order or public health in Spain.

Gun jumping the Screening Mechanism (i.e., completing a transaction without the required authorization) will render the transaction invalid and without any legal effect until the required authorization is obtained. In addition, fines up to the value of the investment could be imposed.

In addition, Royal Decree 664/1999 establishes that non-Spanish foreign investors who are not resident in a non-cooperative jurisdiction are required to file a notification with the Spanish Registry of Foreign Investments following an investment or divestiture, if any, solely for statistical, economic and administrative purposes. Where the investment or divestiture is made in shares of Spanish companies listed on any of the Spanish Stock Exchanges, the duty to provide notice of a foreign investment or divestiture lies with the relevant entity with whom the shares (in book-entry form) have been deposited or which has acted as an intermediary in connection with the investment or divestiture.

If the foreign investor is a resident of a non-cooperative jurisdiction, as defined under Spanish law (Law 36/2006 of November 29 and Order HFP/115/2023 of February 9), notice must be provided to the Registry of Foreign Investments prior to making the investment, as well as after consummating the transaction. However, prior notification is not necessary in the following cases:

•	investments in listed securities, whether or not trading on an official secondary market;

•	investments in participations in investment funds registered with the CNMV; and

•	foreign shareholdings that do not exceed 50.0% of the share capital of the Spanish company in which the investment is made.

Additional regulations to those described above apply to investments in some specific industries, including air transportation, mining, manufacturing and sales of weapons and explosives for civil use and national defense, radio, television, telecommunications and gambling. These restrictions do not apply to investments made by EU residents, other than investments by EU residents in activities relating to the Spanish defense sector or the manufacturing and sale of weapons and explosives for non-military use.

Exchange Control Regulations

Pursuant to Royal Decree 1816/1991 of December 20, as amended by Royal Decree 1360/2011 of October 7, relating to economic transactions with non-residents, and EC Directive 88/361/EEC, receipts, payments or transfers between non-residents and residents of Spain must be made through registered entities (entidades registradas), such as banks and other financial institutions properly registered with the Bank of Spain and/or the CNMV, through bank accounts opened with foreign banks or foreign branches of registered entities or in cash or by a check payable to bearer.

Dividends

Shareholders vote on final dividend distributions at the general shareholders’ meeting. Distributable profits are equal to:

•	net profits for the year; plus

•	profits carried forward from previous years; plus

•	distributable reserves; minus

•	losses carried forward from previous years; minus

•	amounts allocated to reserves as required by law or by our bylaws.

The amount of distributable profits is based on our unconsolidated financial statements prepared in accordance with Spanish GAAP, which differ from the Consolidated Financial Statements prepared in accordance with IFRS as issued by the IASB included in the 2022 Form 20-F.

If the general shareholders’ meeting resolves to pay out dividends, it shall determine the amount, payment date and method of payment or delegate to our Board of Directors the power to further specify the terms of the distribution.

In accordance with Telefónica’s by-laws, the general shareholders’ meeting may agree to pay out dividends in kind, in whole or in part, provided the goods or securities distributed are homogeneous and liquid. This is deemed to be complied with when the securities are admitted to trading on a regulated market or otherwise will be so admitted within the following year, or when the issuer provides adequate guarantees of liquidity. The rule described in this paragraph shall likewise apply to the return of contributions to shareholders in the event of a reduction in share capital, which may be paid out in kind, in whole or in part, provided the goods or securities distributed are homogeneous and liquid in accordance with the above.

The Board of Directors can approve interim dividend payments without a prior shareholder vote on the issue. However, under those circumstances, the dividend is limited to distributable net profits of the current year and is subject to certain additional legal requirements.

Unclaimed dividends revert to us within five years after they become due.

Payment of Taxes

Holders of Shares will be responsible for any taxes or other governmental charges payable on their Shares, including any taxes payable on transfer. The paying agent or the transfer agent, as the case may be, may, and upon instruction from Telefónica, will:

•	refuse to effect any registration of transfer of such Shares or any split-up or combination thereof until such payment is made; or

•

withhold or deduct from any distributions on such Shares or sell for the account of the holder thereof any part or all of such Shares (after attempting by reasonable means to notify such holder prior to such sale), and apply, after deduction for its reasonable expenses incurred in connection therewith, the net proceeds of any such sale to payment of such tax or other governmental charge. The holder of such Shares will remain liable for any deficiency.

Liquidation Rights

Under Spanish law, upon our liquidation, the shareholders would be entitled to receive, in proportion to the nominal value of their Shares, any assets remaining after the payment of our debts and taxes and liquidation expenses.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

Telefónica may offer from time to time Shares in the form of ADSs. Our ADSs are listed on the New York Stock Exchange under the symbol “TEF”. Citibank, N.A. acts as the depositary (the “Depositary”) pursuant to the deposit agreement dated as of November 13, 1996, as amended as of December 3, 1999 and as further amended as of June 23, 2000 and as of March 9, 2007 among Telefónica, the Depositary and the holders from time to time of ADSs (the “Deposit Agreement”).

For certain information on our ADSs, see Items 10 and 12.D of our 2022 Form 20-F, and Exhibit 2.1 thereto. Our 2022 Form 20-F is incorporated herein by reference. An applicable prospectus supplement for an offering of our ADSs will include a description of the ADSs and a description of the terms of any offering of ADSs, among other matters.

DESCRIPTION OF RIGHTS TO SUBSCRIBE FOR SHARES

We may issue rights to subscribe for Shares of Telefónica. The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, including, where applicable, some or all of the following, among other matters:

•	the title of the subscription rights;

•	the exercise price for the Shares subscribed pursuant to the subscription rights;

•	the aggregate number of subscription rights issued;

•

a discussion of the material U.S. federal, Spanish or other income tax considerations, as well as considerations under the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (if relevant), applicable to the issuance of Shares together with statutory subscription rights or the exercise of the subscription rights;

•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exercise of the subscription rights;

•	the terms of the Shares issuable upon exercise of the subscription rights;

•	information regarding the trading of subscription rights, including the stock exchanges, if any, on which the subscription rights will be listed;

•	the record date, if any, to determine who is entitled to the subscription rights and the ex-rights date;

•	the period during which the subscription rights may be exercised;

•	the extent to which the offering includes a contractual over-subscription privilege with respect to unsubscribed securities; and

•	the material terms of any standby or other underwriting arrangement we enter into in connection with the offering.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The following is a summary of certain general terms and provisions of the Debt Securities that we may offer from time to time under this prospectus. The specific terms and provisions of a particular series of Debt Securities to be offered, and the extent, if any, to which the general terms and provisions summarized below apply to such securities, will be described in the relevant prospectus supplement. If there is any inconsistency between the general terms and provisions presented here and those in the applicable prospectus supplement, those in the applicable prospectus supplement will apply.

Because this section is a summary, it does not describe every aspect of the Debt Securities. It is qualified in its entirety by the provisions of the Indenture (as described below). You should refer to those documents for additional information.

General

Telefónica Emisiones may issue Debt Securities fully and unconditionally guaranteed by Telefónica under an indenture (the “Base Indenture”), dated as of April 20, 2018, among Telefónica Emisiones, the Guarantor and The Bank of New York Mellon, as trustee, as amended and/or supplemented by a supplemental indenture with respect to each series of securities issued pursuant to the Base Indenture among Telefónica Emisiones, the Guarantor and the Bank of New York Mellon, as trustee, transfer agent, registrar and paying agent (the Base Indenture, as so amended and/or supplemented with respect to the applicable series of Debt Securities, the “Indenture”). The Base Indenture has been filed with the SEC as an exhibit to the Registration Statement of which this prospectus is a part and is incorporated by reference herein.

Except as otherwise specified in the applicable prospectus supplement, the Debt Securities will constitute the direct, unconditional, unsubordinated and unsecured obligation of the issuer and will rank pari passu without any preference among themselves and, subject to any applicable statutory exceptions, the issuer’s payment obligations under the Debt Securities will rank at least pari passu with all of its other unsecured and unsubordinated indebtedness, present and future, except as its obligations may be limited by Spanish bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally in the Kingdom of Spain.

Except as otherwise specified in the applicable prospectus supplement, Telefónica, as guarantor, will unconditionally and irrevocably guarantee the due payment of all sums expressed to be payable by us under the Debt Securities on an unsubordinated and unconditional basis. The obligations of the Guarantor under the guarantee in respect of the Debt Securities of a particular series will constitute direct, unconditional, unsubordinated and unsecured obligations of the Guarantor and will rank pari passu without any preference among such obligations of the Guarantor under the guarantee in respect of such Debt Securities and at least pari passu with all other unsubordinated and unsecured indebtedness and monetary obligations involving or otherwise related to borrowed money of the Guarantor, present and future; provided that the obligations of the Guarantor under the guarantee in respect of the Debt Securities of a particular series will be effectively subordinated to those obligations that are preferred under the Spanish applicable insolvency regulations from time to time.

Terms Specified in the Applicable Prospectus Supplement

The applicable prospectus supplement will describe the specific terms relating to any particular series of Debt Securities and the related guarantees and the terms of the offering, including, where applicable, some or all of the following, among other matters:

•	the title and the series of the securities;

•	the terms of the related guarantees of the securities;

•	any limit on the aggregate principal amount of the securities;

•	the price or prices (expressed as a percentage of the aggregate principal amount) at which the securities will be issued;

•	the denomination and currency in which the securities will be issuable;

•

the date or dates on which the principal of the offered securities is payable, or the method, if any, by which such date or dates will be determined and, if other than the full principal amount, the portion payable or the method by which the portion of the principal amount of the securities payable on that date is determined;

•

the rate or rates (which may be fixed or variable) at which the offered securities will bear interest, if any, or the method by which such rate or rates will be determined and the manner upon which interest will be calculated;

•	the date or dates from which interest on the securities, if any, will accrue or the method, if any, by which such date or dates will be determined;

•

the date or dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the regular record dates for the interest payment dates, if any;

•	whether and under what circumstances additional amounts on the securities must be payable;

•	whether and under what circumstances the securities may be redeemed;

•	the notice, if any, to holders of the securities regarding the determination of interest on a floating rate security and the manner of giving such notice;

•	whether any of the securities will be issued as original issue discount securities;

•	if other than the applicable trustee, the identity of each security registrar, paying agent and authenticating agent;

•	any material U.S. federal or Spanish income tax considerations applicable to the securities;

•	information regarding the trading of securities, including the stock exchanges, if any, on which the securities will be listed;

•	any restrictions applicable to the sale and delivery of the securities; and

•	any other terms of the securities and the related guarantee, as permitted by the Base Indenture.

Events of Default

“Event of Default”, with respect to the Debt Securities of any series, means any one of the following events which occurs and is continuing:

(i)

the Issuer fails to pay, and the Guarantor fails to honor the guarantee with respect to payments of, principal of, interest due on or any Additional Amounts in respect of the Debt Securities of such series for a period of 21 days from the stated maturity of such principal or interest payment;

(ii)

the Issuer fails to perform any other obligation arising from the Debt Securities of such series or the Guarantor fails to perform any other obligation arising under the guarantee of such Debt Securities and in each case, such failure continues for more than 60 days (90 days if the failure to perform relates to an obligation of the Issuer or the Guarantor arising pursuant to certain transactions described in the Indenture) after there has been given, by the trustee or holders of not less than 25% in principal amount of the outstanding relevant Debt Securities, a written notice to the Issuer specifying such failure and requiring it to be remedied, and stating that such notice is a “Notice of Default” under the Indenture;

(iii)

the Issuer or the Guarantor fail (taking into account any applicable grace periods) to fulfill any payment obligation in excess of €100,000,000 or its equivalent in any other currency under any Relevant

Indebtedness or under any guarantees or suretyships provided for under any Relevant Indebtedness of others, and this failure remains uncured for 30 days;

(iv)

the holders of any other Relevant Indebtedness of the Issuer or the Guarantor accelerate any payment obligation in excess of €100,000,000 or its equivalent in any other currency as a result of the Issuer or the Guarantor entering into a transaction described and in accordance with the conditions set forth in the Indenture, which transaction constitutes an event of default in respect of such other Relevant Indebtedness;

(v)	the Issuer or the Guarantor announce their inability to meet their respective financial obligations;

(vi)	a court, at the request of any creditor, commences insolvency proceedings (concurso) against the Issuer or the Guarantor and any such proceeding is not discharged or dismissed within 60 days;

(vii)

the Issuer or the Guarantor go into liquidation unless it is done as a result of the Issuer or the Guarantor entering into a transaction described and in accordance with the conditions set forth in the Indenture;

(viii)	the Issuer or the Guarantor make a filing seeking relief under any applicable bankruptcy or insolvency (concurso) laws; or

(ix)	the relevant guarantee ceases to be valid or legally binding for any reason.

If any Event of Default shall occur in relation to the Debt Securities of a series (taking into account any applicable grace period), the trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series may, by written notice to the Issuer, at the corporate trust office (and to the trustee if given by the holders), declare that the Debt Securities of such series, including principal, any premium thereon and all interest then accrued and unpaid on the Debt Securities of such series, as the case may be, shall be immediately due and payable, whereupon the same shall, to the extent permitted by applicable law, become immediately due and payable, at their principal amount together with all interest, if any, accrued and unpaid thereon and premium, if any, payable in respect thereof, without presentment, demand, protest or other notice of any kind, all of which the Issuer or the Guarantor, as the case may be, will expressly waive, unless, prior thereto, all Events of Default in respect of the relevant Debt Securities shall have been cured. Such declarations of acceleration may be rescinded and past defaults may be waived, except defaults in payment of principal of, interest on or premium, if any, by holders of a majority of the outstanding principal amount on the Debt Securities of such series pursuant to the procedures and under the conditions described in the Indenture; provided, however, that the amounts due to the trustee under the Indenture have been paid.

Negative Pledge

So long as any of the Debt Securities of a particular series remains outstanding, neither the Issuer nor the Guarantor will create or will have outstanding any mortgage, pledge, security interest or lien (“Encumbrance”) upon the whole or any part of their respective present or future assets, in order to secure any Relevant Indebtedness (as defined below) issued or guaranteed by the Issuer, the Guarantor or by any other person unless such Debt Securities are equally and ratably secured therewith, for as long as such Relevant Indebtedness shall be so secured.

The Issuer and the Guarantor are, however, allowed to secure Relevant Indebtedness in the following circumstances:

(i)	the Relevant Indebtedness was originally offered, distributed or sold primarily to the residents of the Kingdom of Spain; or

(ii)	the Relevant Indebtedness matures within one year of its date of issue; or

(iii)	such Encumbrance affects assets of an entity which, when such Encumbrance was created, was unrelated to the Issuer or the Guarantor and was subsequently acquired by the Issuer or the Guarantor;

provided, that nothing in this section shall limit the ability of the Issuer or the Guarantor, as the case may be, to grant or permit to subsist Encumbrances over any or all of their respective present or future assets to secure Relevant Indebtedness issued or guaranteed by the Issuer, the Guarantor or any other person, to the extent that the aggregate principal amounts so secured do not exceed 5% of the Consolidated Net Tangible Assets of the Guarantor (as defined below), as reflected in the most recent balance sheet of the Guarantor (prepared in accordance with generally accepted accounting principles as in effect at the date of such computation and as applied by the Guarantor) prior to the time such Relevant Indebtedness was issued or guaranteed.

“Consolidated Net Tangible Assets of the Guarantor” means, in accordance with generally accepted accounting principles, the total amount of assets of the Guarantor and its consolidated Subsidiaries (as defined below), including investments in unconsolidated Subsidiaries, after deduction of (i) goodwill, (ii) intangible assets, and (iii) amounts due from stockholders for uncalled capital. Solely for purposes of this definition, “Subsidiary” means any company in respect of which the Guarantor owns, directly or indirectly, more than half of the voting rights of the shares of such company, or when the Guarantor owns half or less of the voting power but controls such company, i.e., has the power to govern the financial and operating policies of such company so as to obtain benefits from its activities.

The term “generally accepted accounting principles” means (i) in the case of the Issuer’s and the Guarantor’s unconsolidated financial statements, the accounting principles generally accepted in the Kingdom of Spain and (ii) in the case of the Guarantor’s consolidated financial statements, International Financial Reporting Standards as adopted by the European Union, in each case as in effect at the date of such computation and as applied by the Issuer or the Guarantor, as the case may be.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Relevant Indebtedness” means any obligation for the payment of borrowed money which is in the form of, or represented or evidenced by, a certificate of indebtedness or in the form of, or represented or evidenced by, bonds, notes or other securities which, in any of the above cases, is or are, or is or are capable of being, quoted, listed, dealt in or traded on a stock exchange or other recognized securities market. For the avoidance of doubt, any “obligation for the payment of borrowed money” as used in this definition of Relevant Indebtedness does not include obligations of the Issuer or the Guarantor which, pursuant to the requirements of law and accounting principles generally accepted in the Kingdom of Spain need not, and are not, reflected in the balance sheet of the Issuer or the Guarantor, as the case may be.

Redemption and Purchase

If, in relation to the Debt Securities of a series, (i) as a result of any change in the laws or regulations of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, or in the interpretation or administration of any such laws or regulations which becomes effective on or after the date of issuance of the Debt Securities of such series, (x) the Issuer or the Guarantor, as the case may be, are or would be required to pay any Additional Amounts, or (y) the Guarantor is or would be required to deduct or withhold tax on any payment to the Issuer to enable the Issuer to make any payment of principal, premium, if any, or interest on the Debt Securities of such series, provided that such payment cannot, with reasonable effort by the Guarantor, be structured to avoid such deduction or withholding and (ii) such circumstances are evidenced by the delivery by the Issuer or the Guarantor, as the case may be, to the trustee of a certificate signed by an authorized officer or director of the Issuer or the Guarantor, as the case may be, stating that such circumstances prevail and describing the facts leading to such circumstances, together with an opinion of independent legal advisers of recognized standing to the effect that such circumstances prevail, the Issuer or the Guarantor, as the case may be, may, at their respective option and upon proper notice as provided in the Indenture, redeem all of the outstanding Debt Securities of the relevant series at a redemption price equal to their principal amount, together with accrued and unpaid interest, if any, thereon to but excluding the redemption date. No such notice of redemption may be given earlier than 90 days prior to the date on which the Issuer or the Guarantor would be obligated to pay such Additional Amounts were a payment in respect of the relevant Debt Securities then due.

In addition, if so specified in the relevant prospectus supplement, if the Debt Securities of a particular series are not listed on a regulated market, multilateral trading facility or other organized market no later than 45 days prior to the first interest payment date on such series of Debt Securities, the Issuer or the Guarantor, as the case may be, may, at their respective option and having given no less than 15 days’ notice (ending on a day which is no later than the business day immediately preceding such first interest payment date) to the holders of the relevant Debt Securities (which notice shall be irrevocable), redeem all of the outstanding Debt Securities of the relevant series at their principal amount, together with accrued and unpaid interest, if any, thereon to but not including the redemption date; provided that from and including the issue date of the Debt Securities of such series to and including such interest payment date, the Issuer will use its reasonable best efforts to obtain or maintain such listing, as applicable.

The applicable prospectus supplement may set forth additional circumstances under which the Debt Securities of a particular series may be redeemed.

Further, the Issuer, the Guarantor or any of the Guarantor’s other subsidiaries may at any time purchase the Debt Securities of any series in the open market or otherwise at any price. We will not be required to cancel any such Debt Securities purchased by the Issuer, the Guarantor or any of the Guarantor’s other subsidiaries, as the case may be.

Payments of Additional Amounts

All amounts payable (whether in respect of principal, redemption amount, interest or otherwise) in respect of the Debt Securities of a particular series and the related guarantee by the Issuer or the Guarantor will be made free and clear of and without withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the Kingdom of Spain or any political subdivision thereof or any authority or agency therein or thereof having power to tax, unless the withholding or deduction of such taxes, duties, assessments or governmental charges is required by law. In the event that such withholding or deduction is required by law, the Issuer or the Guarantor shall pay such additional amounts (“Additional Amounts”) as will result in receipt by the holders of such Debt Securities of such amounts as would have been received by them had no such withholding or deduction been required; provided, however, that the Issuer and the Guarantor will not be required to pay Additional Amounts in the circumstances specified in the applicable prospectus supplement.

Any reference to principal, interest or premium shall be deemed to include Additional Amounts to the extent payable in respect thereof.

Governing Law

The Indenture, the Debt Securities and the related guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

Form, Transfer and Registration

The Debt Securities of a particular series will be initially represented by one or more global security certificates (each, a “Global Certificate”) which will be deposited with a custodian for DTC and Debt Securities represented thereby will be registered in the name of Cede & Co., as nominee of DTC, for the accounts of DTC participants. Beneficial owners will not receive Debt Securities represented by individual security certificates unless one of the events provided in the relevant Indenture and described in the relevant prospectus supplement occurs.

A beneficial owner may hold beneficial interests in the Debt Securities represented by a Global Certificate directly through DTC if such beneficial owner is a DTC participant or indirectly through organizations that are DTC participants or that have accounts with DTC. In order to confirm any position that is held through an indirect participant of a clearing system, the direct participant holding the Debt Securities directly through the relevant clearing system must confirm their indirect participant’s downstream position.

Further Issuances

The Indenture will allow the Issuer to issue, in addition to the Debt Securities, notes, bonds and other evidences of indebtedness from time to time, without limitation as to aggregate principal amount. Further, the Issuer may from time to time, without the consent of the holders of the Debt Securities of a particular series, create and issue further Debt Securities having the same terms and conditions as the previously issued Debt Securities such or other series in all respects (or in all respects except for the issue date, the first interest payment date and/or the issue price), so that such further issue shall be consolidated and form a single series with the outstanding Debt Securities of such series; provided, however, that any such further issuance will only be made if either such additional Debt Securities are issued with no more than de minimis original issue discount for U.S. federal income tax purposes or such further issuance is a “qualified reopening” as such term is defined under U.S. Treasury Regulations Section 1.1275-2(k)(3) promulgated under the U.S. Internal Revenue Code of 1986, as amended.

TAXATION

The relevant prospectus supplement will describe certain material Spanish tax and U.S. federal income tax consequences relating to the purchase and ownership of the applicable securities offered by this prospectus.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

Telefónica is a limited liability company (sociedad anónima) organized under the laws of the Kingdom of Spain. Telefónica Emisiones, a wholly-owned subsidiary of Telefónica, is a limited liability company with a sole shareholder (sociedad anónima unipersonal) organized under the laws of the Kingdom of Spain. All of the directors of Telefónica Emisiones and the executive officers and directors of Telefónica, and certain of the experts named in this prospectus, are not residents of the United States. All or a substantial portion of the assets of Telefónica Emisiones and those of Telefónica and such persons are located outside the United States. As a result, it may be difficult for you to file a lawsuit against either Telefónica Emisiones or Telefónica or such persons in the United States with respect to matters arising under the federal securities laws of the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts against either Telefónica Emisiones or Telefónica or such persons based on the civil liability provisions of such laws. Provided that United States case law does not prevent the enforcement in the U.S. of Spanish judgments (as in such case, judgments obtained in the U.S. shall not be enforced in Spain), if a U.S. court grants a final judgment in an action based on the civil liability provisions of the federal securities laws of the United States, enforceability of such judgment in Spain will be subject to satisfaction of certain factors. Such factors include the absence of a conflicting judgment by a Spanish court (or a conflicting judgment by a foreign court, provided such judgment meets the requirements to be enforced in Spain) or of an action pending in Spain among the same parties and arising from the same facts and circumstances, the Spanish courts’ determination that the U.S. courts had jurisdiction, that process was appropriately served on the defendant, the regularity of the proceeding followed before the U.S. courts, the authenticity of the judgment and that enforcement would not violate Spanish public policy or mandatory provisions, including the legality of the obligation to be fulfilled in Spain, and that such judgment is final and conclusive. In general, the enforceability in Spain of final judgments of U.S. courts does not require retrial in Spain. If an action is commenced before Spanish courts with respect to liabilities based on the U.S. federal securities laws, there is a doubt as to whether Spanish courts would have jurisdiction. Spanish courts may enter and enforce judgments in foreign currencies.

Telefónica Emisiones and Telefónica have expressly submitted to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, the City of New York and any appellate court from any such court thereof for the purpose of any suit, action or proceeding arising out of or in connection with the Debt Securities described herein and have appointed Puglisi & Associates as our agent to accept service of process in any such action.

LEGAL MATTERS

Certain legal matters with respect to Spanish law will be passed upon for us by Uría Menéndez Abogados, S.L.P., our Spanish counsel. Certain legal matters with respect to United States and New York law will be passed upon for us by Davis Polk & Wardwell LLP, our U.S. counsel.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2022, have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores, S.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. PricewaterhouseCoopers Auditores, S.L. is a member of the Registro Oficial de Auditores de Cuentas in Spain.

PART II

INFORMATION NOT REQUIRED IN A PROSPECTUS

Item 8. Indemnification of Directors and Officers

Telefónica, S.A.

Indemnification under Telefónica Bylaws and Spanish Law.

Under Spanish law the directors of Telefónica shall be jointly and severally liable to Telefónica, its shareholders and its creditors for any damage they cause through acts contrary to the law or our bylaws, or acts carried out without the diligence with which they ought to perform their duties. Under Spanish law there is a rebuttable presumption of negligence in actions brought against directors alleging acts contrary to the law or a company’s bylaws, unless the directors acted in the adoption of strategic and business decisions in good faith, with enough information and according to a sound decision making process and without personal interest in the matter at hand. No provision of our bylaws provides for the indemnification of the directors with respect to such liabilities.

Telefónica D&O Insurance.

Telefónica maintains an insurance policy that protects its officers and the members of its Board of Directors from liabilities incurred as a result of actions taken in their official capacity.

Telefónica Emisiones, S.A.U.

Indemnification under Telefónica Emisiones S.A.U.’s Bylaws and Spanish Law.

Under Spanish law the directors of Telefónica Emisiones S.A.U. shall be jointly and severally liable to Telefónica Emisiones S.A.U., its shareholders and its creditors for any damage they cause through acts contrary to the law or its bylaws, or acts carried out without the diligence with which they ought to perform their duties. Under Spanish law there is a rebuttable presumption of negligence in actions brought against directors alleging acts contrary to the law or a company’s bylaws, unless the directors acted in the adoption of strategic and business decisions in good faith, with enough information and according to a sound decision making process and without personal interest in the matter at hand. No provision of Telefónica Emisiones S.A.U.’s bylaws provides for the indemnification of the directors with respect to such liabilities.

Telefónica Group D&O Insurance.

Telefónica maintains an insurance policy that protects officers and members of the boards of directors of companies constituting the Telefónica Group, including Telefónica Emisiones, S.A.U., from liabilities incurred as a result of actions taken in their official capacity.

Item 9. Exhibits

Exhibit Number	Description

1.1*	Form of underwriting agreement for Shares.

1.2*	Form of underwriting agreement for Debt Securities.

3.1	Amended and restated bylaws (English translation).

4.1**	Debt indenture, dated as of April 20, 2018 (including form of Debt Securities of Telefónica Emisiones, S.A.U. and guarantees relating thereto), among Telefónica Emisiones, S.A.U., Telefónica, S.A., as Guarantor, and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form F-3 filed on April 20, 2018, Registration No. 333-224360).

4.2**	Deposit Agreement of Telefónica, S.A. (formerly Telefónica de España, S.A.) and Citibank, N.A., as depositary, and holders of American Depositary Receipts (incorporated by reference to Exhibit 99.(a)(v) to the Registration Statement on Form F-6 filed on May 22, 2012, Registration No. 333-181584).

4.3**	Amendment No. 1 to Deposit Agreement of Telefónica, S.A. and Citibank, N.A., as depositary, and holders from time to time of American Depositary Receipts (incorporated by reference to Exhibit 99.(a)(iv) to the Registration Statement on Form F-6 filed on May 22, 2012, Registration No. 333-181584).

4.4**	Amendment No. 2 to Deposit Agreement of Telefónica, S.A. and Citibank, N.A., as depositary, and all holders of American Depositary Receipts (incorporated by reference to Exhibit 99.(a)(iii) to the Registration Statement on Form F-6 filed on May 22, 2012, Registration No. 333-181584).

4.5**	Amendment No. 3 to Deposit Agreement of Telefónica, S.A. and Citibank, N.A., as depositary, and all holders of American Depositary Receipts (incorporated by reference to Exhibit 99.(a)(ii) to the Registration Statement on Form F-6 filed on May 22, 2012, Registration No. 333-181584).

4.6**	Form of American Depositary Receipt (incorporated by reference to Exhibit 99.(a)(i) to the Registration Statement on Form F-6 filed on May 22, 2012, Registration No. 333-181584).

5.1	Opinion of Davis Polk & Wardwell LLP.

5.2	Opinion of Uría Menéndez Abogados, S.L.P.

23.1	Consent of PricewaterhouseCoopers Auditores, S.L., independent registered public accounting firm.

23.2	Consent of Davis Polk & Wardwell LLP (included in its opinion filed as Exhibit 5.1).

23.3	Consent of Uría Menéndez Abogados, S.L.P. (included in its opinion filed as Exhibit 5.2).

24.1	Powers of Attorney of the registrants (included on the signature pages).

25.1	Statement of Eligibility of The Bank of New York Mellon, as trustee, under the Trust Indenture Act of 1939, as amended on Form T-1 relating to the debt indenture, dated as of April 20, 2018.

107	Filing Fee Table.

*	To be filed by Telefónica, S.A. on a Form 6-K depending on the nature of the offering, if any, pursuant to this registration statement.
**	Incorporated by reference.

Item 10. Undertakings

Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any plan of distribution or any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i), 1(ii) and 1(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by Telefónica pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by Telefónica pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by a registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6) That, for the purpose of determining liability of a registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned registrant undertakes that in a primary offering of securities of an undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned registrant or used or referred to by an undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about an undersigned registrant or its securities provided by or on behalf of an undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by an undersigned registrant to the purchaser.

(7) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Telefónica’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(9) In the event that the securities being registered are to be offered to existing security holders pursuant to warrants or rights and any securities not taken by security holders are to be re-offered to the public, to supplement the prospectus, upon the expiration of the subscription period, in order to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent re-offering thereof. The registrants further undertake that if any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, the registrants shall file a post-effective amendment to set forth the terms of such offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Telefónica, S.A. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Madrid, Spain, on April 20, 2023.

TELEFÓNICA, S.A.

By:	/s/ Laura Abasolo García de Baquedano
	Name:	Laura Abasolo García de Baquedano
	Title:	Chief Finance and Control Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below (whether as a member of the Board of Directors or officer of Telefónica, S.A., as authorized representative of Telefónica, S.A. or otherwise) constitutes and appoints Laura Abasolo García de Baquedano, Arturo Lorente Palao, and Carlos David Maroto Sobrado, and each of them (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462 (b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ José María Álvarez-Pallete López José María Álvarez-Pallete López	Chairman of the Board of Directors and Chief Executive Officer	April 20, 2023

/s/ Laura Abasolo García de Baquedano Laura Abasolo García de Baquedano	Chief Finance and Control Officer	April 20, 2023

/s/ Francisco Javier Ariza Garrote Francisco Javier Ariza Garrote	Chief Accounting Officer	April 20, 2023

/s/ Isidro Fainé Casas Isidro Fainé Casas	Vice Chairman of the Board of Directors	April 20, 2023

/s/ José María Abril Pérez José María Abril Pérez	Vice Chairman of the Board of Directors	April 20, 2023

/s/ José Javier Echenique Landiríbar José Javier Echenique Landiríbar	Vice Chairman of the Board of Directors	April 20, 2023

/s/ Ángel Vilá Boix Ángel Vilá Boix	Director	April 20, 2023

Signature	Title	Date

/s/ Peter Erskine Peter Erskine	Director	April 20, 2023

/s/ Carmen García de Andrés Carmen García de Andrés	Director	April 20, 2023

/s/ Peter Löscher Peter Löscher	Director	April 20, 2023

/s/ Francisco Javier de Paz Mancho Francisco Javier de Paz Mancho	Director	April 20, 2023

/s/ María Rotondo Urcola María Rotondo Urcola	Director	April 20, 2023

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative of Telefónica, S.A. in the United States	April 20, 2023

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Telefónica Emisiones, S.A.U. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Madrid, Spain, on April 20, 2023.

TELEFÓNICA EMISIONES, S.A.U.

By:	/s/ Carlos David Maroto Sobrado
	Name:	Carlos David Maroto Sobrado
	Title:	Authorized Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below (whether as a Director or officer of Telefónica Emisiones, S.A.U. as authorized representative of Telefónica Emisiones, S.A.U. or otherwise) constitutes and appoints Carlos David Maroto Sobrado and Francisco Javier Ariza Garrote, and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this registration statement or any registration statement in connection herewith that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Carlos David Maroto Sobrado Carlos David Maroto Sobrado	Director	April 20, 2023

/s/ Francisco Javier Ariza Garrote Francisco Javier Ariza Garrote	Director	April 20, 2023

/s/ Donald J. Puglisi Donald J. Puglisi	Authorized Representative of Telefónica Emisiones, S.A.U. in the United States	April 20, 2023